Articles of Amendment
to
Articles of Incorporation
of

GOLDEN SAND ECO-PROTECTION, INC.
(Name of corporation as currently filed with the Florida Dept. of State)

P99000106799
(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendments(s) to its Articles of Incorporation:

New Corporate Name (if changing):

GALAXY MINERALS, INC.
(must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.,”)

AMENDMENTS ADOPTED – (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: BE SPECIFIC)

ARTICLE IV IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE ATTTACHED NEW ARTICLE IV SET FORTH AS EXHIBIT A TO THESE ARTICLES OF AMENDMENT.

(Attach additional pages if necessary

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

SEE AMENDMENT (ARTICLE IV)

(continued)

Exhibit A

ARTICLE IV

The maximum number of common shares which the Corporation shall have the authority to issue is FIVE HUNDRED MILLION (500,000,000) at $0.001 par value per share. All Common Shares shall be identical with each other in every respect and the holders of Common Shares shall be entitled to one vote for each share on all matters on which shareholders have the right to vote. The maximum number of preferred shares this Corporation is authorized to issue is TEN MILLION(10,000,000), at $0.001 par value per share. Effective on or about April 8, 2004, the Common Shares shall be reconstituted such that one new Common Share shall be issued in exchange for each four outstanding Common Shares. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series, and to fix the qualifications, limitations or restrictions thereof.

   The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

(a)	The number of shares constituting that series and the distinctive designation of that series;

(b)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)
Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such as the Board of Directors shall determine;

(e)
Whether or not shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption dates;

(f)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g)
The rights of the shares of that series in the event of voluntary or involuntary liquidations, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of share of that series;

(h)	Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificates of determination.

The date of each amendment(s) adoption: April 2, 2004

Effective date if applicable:

(no later than 90 days after amendment file date)

Adoption of Amendments(s)	(CHECK ONE)

☑	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐
The amendment(s) was/were approved by the shareholders through voting groups. The following statements must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by
“
(voting group)

☐	The amendments was/were adopted by the by the Board of Directors without shareholder action and shareholder action was not required.

☐	The amendments was/were/ adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 2nd day of April , 2004

Signature	/s/ Richard N. Jobling

(By a director, president or other officer – if directors or officers have not been replaced, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Richard N. Jobling
(typed or printed name of person signing)

President and Chief Executive Officer
(Title of person signing)

FILING FEE: $35